Exhibit 6.2

INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made as of [DATE], by and between YOUNOW, INC., a Delaware corporation (the “Company”), and [NAME] (the “Indemnitee”).
WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as directors on the Company’s Board of Directors (“Board”) and to indemnify its directors so as to provide them with the maximum protection permitted by law.
NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:
1.Indemnification. The Company shall indemnify, defend, and hold harmless Indemnitee from and against, and shall compensate and reimburse Indemnitee for, any Damages (as defined below) that are directly or indirectly suffered or incurred by Indemnitee as a result of, or are directly or indirectly connected with, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which Indemnitee is or was a party, or is threatened to be made a party, by reason of, or arising directly or indirectly from, the fact that Indemnitee is or was a member of the Company’s Board, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee in his role as a member of the Company’s Board or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of the Company or of another corporation, partnership, joint venture, trust or other enterprise, provided however, that the Company shall not be obligated to indemnify Indemnitee under this Section 1: (1) if Indemnitee acted in bad faith and in a manner Indemnitee could not reasonably have believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that Indemnitee had no reasonable cause to believe Indemnitee’s conduct was lawful; or (2) in an action by or in the right of the Company, for any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company in the performance of any duty to the Company and its shareholders. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) Indemnitee did not act in good faith, (ii) Indemnitee did not act in a manner which Indemnitee reasonably believed to be in the best interests of the Company, or (iii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful. “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgement, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, to the extent reasonably incurred.
2.    Expenses; Indemnification Procedure.
(a)    Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 1 hereof (but not amounts actually paid in settlement of any such action or proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined such expenses were not reasonable or that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company.
(b)    Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Notice to the Company shall be directed to the President of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.
(c)    Procedure. Any indemnification provided for in Section 1 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 14 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Subsection 2(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.
(d)    Selection of Counsel. In the event the Company shall be obligated under Section 2(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by

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Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Company shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.
3.    Additional Indemnification Rights; Nonexclusivity; Priority.
(a)    Scope. Notwithstanding any other provisions of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and Company’s obligations, under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
(b)    Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of shareholders or disinterested directors, Delaware law, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or otherwise covered proceeding.
(c)    Priority. The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by investment entities affiliated with Venrock Associates VI, L.P. and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund

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Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 3(c).
4.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.
5.    Indemnification of Related Parties.
(a)    The Company shall also indemnify and hold harmless Venrock Associates VI, L.P. and Venrock Partners VI, L.P. and their agents and affiliates (collectively the “Shareholders”) from and against any losses, claims, damages or liabilities, joint or several, as to any threatened, pending or completed claim, action or proceeding, whether civil, criminal, administrative or investigative (and including without limitation suits by or in the right of the Company), relating to or arising by reason of any Shareholder’s position as a stockholder in or lender to the Company and/or its appointment of or affiliation with any director, including without limitation any alleged misappropriation of a Company asset or corporate opportunity, any claim of misappropriation or infringement of intellectual property relating to the Company, any alleged false or misleading statement or omission made by the Company (or on its behalf) or its employees or agents, or any allegation of inappropriate control or influence over the Company or its Board members, officers, equity holders or debt holders by a Shareholder, and will reimburse each Shareholder for any legal or other expenses reasonably incurred by such Shareholder in connection with investigation of or defending any such action or claim as such expenses are incurred; provided however, that no such indemnification shall be available to a Shareholder if it is finally judicially determined (including all appeals) that the actions giving rise to such claim for indemnification related to or arose by reason of fraud, willful misconduct, breach of contract or negligence by such Shareholder.
(b)    The terms of this Agreement as they relate to procedures for indemnification of Indemnitee (including without limitation notice of claims, advancement of expenses, selection of counsel and Section 3(c)) shall apply to any such indemnification of the Shareholders. This Section 5 shall survive any termination of this Agreement and shall apply through the closing of the initial public offering and issuance of stock thereunder and include any claims relating to the issuance of stock by the Company and sale of stock by the Shareholders in the initial public offering, but shall not apply to any action or proceeding arising directly from events or activities occurring after the date of the earlier of (i) the closing of the initial public offering of the Company pursuant to an effective registration statement filed with the SEC pursuant to which all preferred stock of the

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Company is converted to common stock or (ii) the closing of a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation). The Company acknowledges that the Shareholders would not have purchased securities from the Company pursuant to the Series B Preferred Stock Purchase Agreement absent the protections afforded in this Section 5. The Shareholders shall be third party beneficiaries of this Section 5.
(c)    The Company agrees not to seek or agree to any settlement of a claim relating to a threatened, pending or completed action or proceeding against the Company or its officers or directors if both (A) the Indemnitee or a Shareholder has sought or would be entitled to seek indemnity from the Company (under this Agreement or otherwise) with respect to such action or proceeding or with respect to another claim to which such action or proceeding relates and (B) such settlement would include a “bar order” (or similar provision) that would have the effect of extinguishing or otherwise impairing the ability of the Indemnitee or a Shareholder to obtain or otherwise enforce its rights to advancement of expenses in connection therewith (whether under this Agreement or otherwise).
6.    Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers or other advisors under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.
7.    Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.
8.    Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or to advance expenses in connection with any claim made against Indemnitee:
(a)    Excluded Acts. Any acts or omissions or transactions from which a director may not be relieved of liability under Delaware Law.
(b)    Claims Initiated by Indemnitee. With respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

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(c)    Lack of Good Faith. For any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or
(d)    Claims Under Section 16(b). For expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute;
(e)    Insurance Payments. To the extent that payment is actually made to the Indemnitee under a valid, enforceable and collectible insurance policy of the Company;
(f)    Judicial Determination. In connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable in the performance of his duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.
9.    Effectiveness of Agreement. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for under Delaware law, such provisions shall not be effective unless and until the Company’s Certificate of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page.
10.    Construction of Certain Phrases.
(a)    For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.
(b)    For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries.
11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

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12.    Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representatives and assigns.
13.    Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.
14.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail, properly addressed with postage prepaid, on the third business day after the date postmarked; otherwise a notice shall be deemed duly given when such notice shall be actually received by the addressee. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.
15.    Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
AGREED TO AND ACCEPTED

INDEMNITEE:	COMPANY:

By:	By:

Title:

Address:	Address:

[SIGNATURE PAGE TO YOUNOW, INC. INDEMNIFICATION AGREEMENT]